Exhibit (k)(7)

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT dated as of September 25, 2024 (this “Amendment”) amends the Credit Agreement dated as of October 17, 2023 (as previously amended, the “Credit Agreement”) between Franklin BSP Private Credit Fund, a Delaware statutory trust that is registered as an investment company under the Investment Company Act operating as an interval fund under the Investment Company Act (the “Borrower”), and U.S. Bank National Association, a national banking association (the “Lender”). Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower and the Lender have entered into the Credit Agreement; and

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respect as set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.          Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement is amended as follows:

1.1           Amendments to Definitions. Section 1.1 is amended to amend the definition of “Revolving Commitment Amount” in its entirety to read as follows:

“Revolving Commitment Amount” means $60,000,000, as such amount may be modified from time to time pursuant to the terms hereof.

1.2           Incremental Commitment. Section 2.17(a) is amended in its entirety to read as follows:

(a) Request for Increase. By notice to the Lender, (i) the Borrower may elect in its sole discretion to increase the Revolving Commitment Amount (which increase, for the avoidance of doubt, shall not require Lender consent); provided that after giving effect to such increase, the Revolving Commitment Amount does not exceed $75,000,000 (the “Committed Increase Amount”) and (ii) the Borrower may request additional increases to the Revolving Commitment Amount above the Committed Increase Amount (each such increase under clauses (i) or (ii), an “Incremental Revolving Commitment”) so long as, after giving effect thereto, the Revolving Commitment Amount does not exceed the Facility Amount; provided that the Lender shall not have any obligation to agree to provide an Incremental Revolving Commitment pursuant to this Section 2.17(a)(ii), and any election to do so pursuant to this section 2.17(a)(ii) shall be in the sole discretion of the Lender.

SECTION 2.           Representations and Warranties. The Borrower represents and warrants to the Lender that, after giving effect to the effectiveness hereof:

(a)            the representations and warranties contained in Article V of the Credit Agreement are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date;

(b)            (i) there have been no amendments, modifications or supplements to its Constituent Documents since the certificate delivered to the Lender on October 17, 2023 and each such document remains in full force and effect as of the date hereof, and (ii) there have been no changes to the incumbency of the Borrower since the certificate delivered to the Lender on October 17, 2023; and

(c)	no Default or Event of Default exists.

SECTION 3.           Effectiveness. This Amendment shall become effective when the Lender shall have received (a) counterparts of this Amendment executed by the Borrower and the Lender, (b) a copy of Federal Reserve Form U-1 for the Borrower, duly completed and executed by the Borrower and (c) payment of an upfront fee in an amount equal to $25,000.

SECTION 4.           Miscellaneous.

4.1          Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Credit Agreement to “this Agreement” and in the other Loan Documents to the “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended by this Amendment.

4.2           Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart hereby by facsimile or in .pdf or similar format shall constitute delivery of a manually executed counterpart of this Amendment.

4.3           Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

4.4              Successors and Assigns. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective permitted successors and assigns.

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IN WITNESS WHEREOF, the Borrower and the Lender have executed this Amendment as of the date first above written.

FRANKLIN BSP PRIVATE CREDIT FUND, as Borrower

By:	/s/ Michael Frick
Name:	Michael Frick
Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Matthew D. Spies
Name:	Matthew D. Spies
Title:	Senior Vice President

[Signature Page to Second Amendment]